EXHIBIT 99.1

For Immediate Release

Media Relations Contact Kevin Gardner U.S. Reporters: 1-800-331-0085 International Reporters: +1-479-273-4314 http://news.walmart.com/media	Investor Relations Contact Carol Schumacher 479-277-1498

David Cheesewright Named President and CEO
of Walmart International

BENTONVILLE, Ark., Dec. 10, 2013 -- Wal-Mart Stores, Inc. (NYSE: WMT) announced today that David Cheesewright, 51, will be promoted to president and CEO of Walmart International, the company’s second largest operating segment. Cheesewright, currently president and CEO of Walmart’s Europe, Middle East and Africa (EMEA) and Canada region, will report to Doug McMillon, who was named on Nov. 25 to succeed Mike Duke as the company’s president and CEO. Both assume their new roles on Feb. 1, 2014. Cheesewright’s successor will be named at a later date.

“David will lead the division at an exciting time,” said McMillon. “We have strengthened our business and gained market share in the majority of our international markets, and he had a key role in that success. He brings a wealth of experience and a proven track record of innovation and governance. With his deep knowledge of the company, our customers, and our purpose, he is the ideal person to steer our next chapter of continued, long-term growth. David’s passion for sustainability will drive change that will help improve our world.”

“I’m honored to be named to lead our international business at a time when our customers around the world need us more than ever,” said Cheesewright. “A tremendous opportunity lies ahead for our company. Our success is dependent on our associates, and I’m committed to investing in them. Together, we will find innovative and sustainable ways to serve our customers and provide them with the quality, affordable products they expect from us. Through strong capital discipline, we will continue to invest in new stores and e-commerce growth, as well as productivity improvements that drive profitable growth and returns.”

Cheesewright’s career spans more than 25 years across the international retail and manufacturing sectors. His Walmart career began in 1999 at Asda, the company’s UK operation, where he held leadership positions in operations, merchandising, logistics, strategy and format development. He was the chief operating officer for both Walmart Canada and Asda before being named CEO of Walmart Canada. While there, Cheesewright led the growth of the company’s Canadian operations, including bringing Walmart’s highly successful supercenter format to the Canadian market and expanding the company’s e-commerce capabilities. In 2011, he was named to his current position as president and CEO of Walmart’s EMEA and Canada region, where he oversaw the integration of the Massmart acquisition in Sub-Saharan Africa, and more aggressive growth in the UK through the Netto stores acquisition. He helped develop and expand Asda’s online grocery delivery program and serves on the board of Walmart’s China e-commerce business, Yihaodian. Before his career with Walmart, Cheesewright held leadership positions in the United Kingdom with Mars Confectionery. He holds a first-class honors joint degree in sports science and mathematics from Loughborough University, England.

Walmart’s International division generates nearly 30 percent of the company’s revenue, serving more than 109 million customers every week in more than 6,200 retail units under 64 banners in 26 countries outside the U.S. In the third quarter 2013, Walmart International grew net sales to $33.1 billion. On a constant currency basis, net sales increased 4.1 percent to $34.4 billion.

NOTE: Bios and high resolution photos for download of Doug McMillon and David Cheesewright are available at: http://corporate.walmart.com.

About Walmart
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, more than 245 million customers and members visit our 11,096 stores under 69 banners in 27 countries and e-commerce websites in 10 countries. With fiscal year 2013 sales of approximately $466 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.